EXHIBIT 99.1

Idaho Strategic Resources Provides Third Quarter Operating and Financial Results

COEUR D’ALENE, Idaho, November 14, 2022 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR”, “Idaho Strategic” or the “Company”) today announced its consolidated operating and financial results for the third quarter of 2022. The results are inclusive of the Company’s planned expansion of its critical minerals holdings, the initiation of its first Rare Earth Element drill program, the advancement of the expansion of the New Jersey Mill tailings storage facility, and an updated mine plan and cost structure.

Idaho Strategic’s President and CEO, John Swallow commented, “The critical mineral side of our business continues to be a ‘tiger by the tail’ and took some large strides in the third quarter. We began our first Diamond Creek Rare Earth Element drill program and are extremely pleased with the initial results. The process of permitting and designing a larger follow-on drill program at Diamond Creek has already begun. As the second largest Rare Earth Element and Thorium landowner in the United States, the conversations happening within the state of Idaho, nationally at the DoE and DoD level, and even globally are all pointing toward a low carbon and deglobalized supply chain, which should significantly benefit our company. We are in the process of strategically expanding our critical mineral presence within the United States and view this as a truly ‘once in a lifetime’ opportunity for our company.

The IGEM program (focused on the Extraction and Separation of Rare Earth Elements) also advanced during the quarter, and we hope to have a more detailed update out soon.

From an operations perspective, we didn’t side-step some of the same challenges that faced other producers during the 3rd quarter – lower gold prices, higher production costs and what appears to be a near-term peak in inflationary pressures. There were also other areas not related to operations with which we invested during the quarter, such as our Rare Earth projects, drilling in the Murray Gold Belt and a major expansion of the tailing storage facility at the mill. With respect to our team, none of us were comfortable with how the double leverage worked against us. Prior to, and after the end of Q3, we’ve gotten together (the miners, mechanics, geologists, engineers, etc.) – and what came out of these planned (and unplanned) sessions were a few tweaks to our cost structure and mining plan. In short, we are beginning to see the impact of these adjustments and feel better about the rest of 2022 and as we look ahead at the first quarter of 2023.

The goalposts are set daily. Our business plan is to operate in-between while successfully looking beyond their limits for opportunity. I think it is fair to say that during the third quarter we were not within the goalposts operationally and have already addressed our cost structure and the lower gold grades sent to the mill. We do not expect to repeat these operational results the 4th quarter. With the caveat that there are no guarantees and subject to grades and the price of gold, our initial modeling suggests revenue estimates for the last quarter of 2022 to be in the $2.5-$2.7m range – along with some investment in operations and continued advancement of our REE holdings.

During the 3rd quarter we invested heavily in expanding the tailings impoundment at the New Jersey Mill and this project is now largely complete. The expansion will provide approximately 4 years of paste tailings storage capacity. This tailings expansion is a step toward implementing a paste backfill system at the mine, which entails backhauling filtered paste tailings from the mill to the mine to be used with portland cement in the backfilling of stopes. It is estimated that using paste backfill at the mine would extend the current 4-year capacity of the expanded tailings facility to around 7 years. The tailings expansion project is also providing flexibility with the timing/need of a new mill in the Murray Gold Belt. The tailings backfill system, while part of the capex of a new mill, is something we can look at now and should result in considerable cost savings under our current production structure and continued use of the New Jersey Mill. We expect to begin discussing the economics/plans around an updated backfill system soon.”

Operational Highlights include the following:

Rare Earth Elements/Thorium

•	The Company began drilling at its Diamond Creek REE project, only to be delayed due to the Moose Fire (the largest wildfire in the US over the summer). After the fire burned through the project site, drilling began (see press release dated July 18, 2022, Idaho Strategic Resources to Begin Rare Earth Element Drill Program at Diamond Creek–Early Stages of IGEM Program Begin). An update to the drill program was announced on November 2, 2022, after the end of the quarter.

•	Also in July, the University of Idaho began conducting its Rare Earth Element separation experiments at their lab using soil and samples collected at Diamond Creek as part of the IGEM Program.

•	Fieldwork continued at other REE/Thorium holdings in the areas that were not impacted by the Moose Fire during the quarter.

Murray Gold Belt

•	The Company conducted the first ever drill program on its holdings in the Murray Gold Belt (see press release dated September 1, 2022, Idaho Strategic Makes New Discovery–Gold Veins in the First Ever Drilling in the Murray Gold Belt Outside of the Golden Chest).

•	At the start of the third quarter the Company moved its in-house drill to the Murray Gold Belt where a total of 1,328 meters of drilling were completed at the following four prospects: the Argus, the Evans, the Ida, and the Badger. Not all the core from the Murray Gold Belt drilling has been logged and assayed, however the Company did release initial results from the Argus prospect where a new gold zone was discovered and the highlight to date was hole number AG 22-2:

o	AG 22-2
o	0.566 g/t gold over 24 m from 99.0 m to 123.0 m including the following higher-grade intervals:
o	1.09 gpt gold over 2.7 m from 107.5 to 110.2 m
o	2.08 gpt gold over 2.2 m from 113.7 to 115.9 m
o	9.19 g/t gold over 0.6 m from 134.4 to 135.0 m including a 20 cm vein assaying 22.2 g/t Au

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Golden Chest

•	At the Golden Chest, ore mined from underground stopes totaled approximately 7,500 tonnes from the 833, 827, and 818 stopes. Another 600 tonnes of material was mined from the Klondike South crosscut in the quarter. Development tonnage totaled 3,200 tonnes during the quarter as the Main Access Ramp (MAR) was extended below the 806 elevation and an associated ventilation drift was also completed.

•	Late in the third quarter, the Company commissioned a double-boom electric/hydraulic jumbo capable of drilling 3.65 m (12-foot) rounds to accelerate MAR development. Previously, a single-boom jumbo drilling 3 m (10-foot) rounds was used in the MAR so the advancement rate is expected to increase substantially by drilling longer rounds faster with the double-boom jumbo. The double-boom was acquired in the used equipment market for $150,000 and has required very little refurbishment while demonstrating good reliability.

•	Also late in the third quarter, the Company received delivery of an electric/hydraulic bolter designed for narrow headings such as our 3-meter-wide stopes. The bolter is a Muki model manufactured by Resemin of Peru. Currently, the bolter is performing quite well installing ground support in the MAR as preparations are made to install electrical service into the stopes so the Muki can be used to install ground support in the stopes. The bolter should increase the efficiency and safety of installing ground support over the current jackleg-based techniques.

•	Open pit mining was suspended as the contractor was mobilized to the New Jersey Mill to construct the Phase 5 lift and buttress on the Tailings Storage Facility (TSF). A large buttress of over 40,000 cubic meters was placed around the TSF to exceed the geotechnical stability requirements of the State of Idaho. Additional fill was placed on the top of the buttress to raise the embankment and increase the storage volume of the TSF providing the footprint for another four years of tailings storage capacity.

•	For the quarter ended September 30, 2022, a total of 10,024 dry metric tonnes (dmt) were processed at the Company’s New Jersey mill with a flotation feed head grade of 4.59 gpt with gold recovery of 89.8%. About 80% of the feed was from the underground stopes with the remainder coming from a stockpile of open pit material.

Corporate Highlights include the following:

Our financial performance during the quarter is summarized below:

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The Company had a gross loss of $228,760 and a gross profit of $84,839 in the three and nine-month periods ending September 30, 2022, compared to a gross profit of $278,010 and $568,855 for the comparative periods in 2021. Gross profit decreased in 2022 because of lower gold prices and increased costs of consumables. We are currently working towards increasing operational efficiencies and processed ore grade from the underground operations to bring gross profit back up.

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•	Cash costs per ounce and AISC remained relatively flat for the three and nine-month periods ended September 30, 2022, and 2021 with the exception of the AISC for the three-month period September 30, 2022 being higher than the comparable period in 2021. The Company spent significant funds in the third quarter of 2022 expanding its tailings facility for future milling capacity at the New Jersey Mill as well as adding additional underground mining equipment. Exploration costs were also up in 2022 versus 2021 as the Company has increased both drilling with the Company’s in-house drill at the Golden Chest and utilizing contract core drilling on its Diamond Creek property.

•	Revenue was $1,745,278 and $6,148,187, respectively for the three and nine-month periods ended September 30, 2022, compared to $2,098,849 and $5,865,708 for the comparable periods of 2021. The lower three-month revenue in 2022 was a result of lower gold prices while the higher nine-month revenue in 2022 was mostly the result of increased production. 354 more ounces of gold were produced year to date as of September 30, 2022 compared to the same period in 2021.

•	An operating loss of $1,888,044 and $3,160,931 for the three and nine-month periods ended September 30, 2022, compared to an operating loss of $187,310 and $1,894,656 in the comparable periods of 2021. Some of the changes were a result of increased exploration, costs associated with the Company’s NYSE original listing application, annual listing fee and legal expenses, fees associated with the Company’s S-3 Registration Statement filed with the SEC, contract core drilling for the Diamond Creek Rare Earth property, and expense for stock options granted in the third quarter of 2022.

•	Net loss of $1,909,424 and $3,234,742 for the three and nine-periods ended September 30, 2022, compared to net loss of $237,671 and $2,040,843 in the comparable periods ended September 30, 2021. The reasons for these changes are the same as those for the operating loss described above.

•	Reasons for changes in management, professional services, and general and administrative expenses between the comparable periods in 2022 and 2021 include costs associated with the Company’s NYSE original listing application fee and SEC filings as mentioned above in the second quarter of 2022, options being granted to management, directors, and employees.

•	The consolidated net loss for the nine-months ended September 30, 2022, and 2021 included non-cash charges as follows: depreciation and amortization of $717,939 ($595,227 in 2021), loss on disposal of equipment of $68,641 (none in 2021), accretion of asset retirement obligation of $11,342 ($7,476 in 2021), stock-based compensation of $547,275 ($614,431 in 2021), the issuance of common stock for services $32,326 ($6,500 in 2021), gain on forgiveness of SBA loan of $10,000 (none in 2021), and equity income on investment in Buckskin $1,213 in 2022 (None in 2021).

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Quality assurance/quality control

All of the samples were analyzed by American Analytical of Osburn, Idaho, an ISO certified laboratory.  Samples were analyzed using lead collection fire assay with a gravimetric finish. A series of known assay standards are submitted with each drill hole as part of a quality assurance-quality compliance program.

Qualified person

IDR’s Vice President, Grant A. Brackebusch, P.E. is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release.

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth element properties (in Idaho), the largest known concentration of thorium resources in the U.S., and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,000 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REE’s) and Thorium. The Company’s Diamond Creek and Roberts REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. IDR’s Lemhi Pass Thorium-REE Project is recognized by the USGS and IGS as containing the largest concentration of thorium resources in the country. All three projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to  www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

(208) 625-9001

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Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Not always, but often, forward-looking information can be identified by forward-looking words such as “assume”, “believe”, “expect”, “goal”, “estimate”, “intend”, “will’, “plans”, “may”, “anticipate” and “potential” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions, or statements about future events or performance. Forward-looking information is not limited to, but includes Idaho Strategic Resources expectations, intentions, plans, assumptions and beliefs with respect to, among other things, estimated and targeted production rates and results, the expected prices of gold, as well as the related costs, expenses and capital expenditures, the potential advancement of its rare earth elements and/or thorium resources, costs and capital expenditures and metals price assumptions. Forward-looking statements are also inclusive of any and all assumptions including, but not limited to, revenue estimates in future quarters; the advancement, expansion, or addition of new mineral properties; the expected benefits resulting from a revised mine plan and cost structure; and any and all statements regarding changes in inflation, the overall equity market, and the general economy. Furthermore, investors are cautioned not to rely on certain claims made by the Company’s management including, but not limited to, the Company being the second largest rare earth elements/thorium landholder, and comments made about the potential for the critical minerals side of the business to serve as a ‘once-in-a-lifetime’ opportunity; these are comments made solely based on management’s personal beliefs and certain publicly available information and is in no way to be considered investment advice. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. With respect to Idaho Strategic Resources, the business, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the pandemic; interpretations or reinterpretations of geologic information; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the ability to obtain necessary future financing on acceptable terms; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities.  Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as intended, anticipated, or estimated.  Readers are cautioned not to place undue reliance on such information.  Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR.  IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

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